Exhibit 99

For Immediate Release

ValueVision Reports Q4 Net Sales of $147.5M and
FY 2011 Net Sales of $558.4M

MINNEAPOLIS – March 15, 2012 – ValueVision Media, Inc. (NASDAQ: VVTV), a multichannel electronic retailer operating as ShopNBC (www.shopnbc.com), today announced operating results for its fiscal 2011 fourth quarter and year ended January 28, 2012. The Company had previously previewed Q4 net sales on February 10. ValueVision will host an investor conference call/webcast today at 11am ET, details below.

SUMMARY RESULTS AND KEY OPERATING METRICS
($ Millions, except average price points)

	Three months ended			Year ended
	F '11 Q4	F '10 Q4		F '11 FY	F '10 FY
	1/28/2012	1/29/2011	Change	1/28/2012	1/29/2011	Change

Net Sales	$147.5	$178.8	-17.5%	$558.4	$562.3	-0.7%
Gross Profit	$49.2	$59.6	-17.4%	$204.1	$199.5	2.3%
EBITDA, as adjusted	$(2.7)	$8.0	$(10.7)	$1.0	$2.4	$(1.4)

Loss Before Debt Extinguishment	$(8.3)	$(0.2)	$(8.2)	$(22.4)	$(24.6)	$2.2
Debt Extinguishment*	$-	$(1.2)	$1.2	$(25.7)	$(1.2)	$(24.4)
Net Loss	$(8.3)	$(1.4)	$(6.9)	$(48.1)	$(25.9)	$(22.2)

Homes (Average 000s)	81,162	77,498	4.7%	79,822	76,437	4.4%
Net Shipped Units (000s)	1,467	1,585	-7.4%	4,947	5,175	-4.4%
Average Price Point	$93	$105	-11.1%	$104	$101	3.0%
Return Rate %	22.2%	18.7%	+350bps	22.6%	19.8%	+290bps
Gross Margin %	33.3%	33.3%	+0bps	36.6%	35.5%	+110bps
Digital Penetration	44.7%	44.0%	+70bps	44.9%	41.2%	+370bps

*Debt Extinguishment expense reflects a non-cash charge for the early redemption of the Company's Series B Preferred Stock.

ValueVision CEO Keith Stewart, commented, “As previously reported, Q4 results were primarily impacted by a sales shortfall in our Consumer Electronics business. Although volatility occurs in any turnaround process, we are disappointed with our sales performance in the quarter. We expect our Consumer Electronics business to remain challenging during the first half of the year. However, we have developed and are executing plans to help restore growth in this business segment.”

Continued Mr. Stewart, “During Q4, we focused on significantly improving our balance sheet position and further optimizing our TV distribution footprint, which were successful initiatives announced last month. Also in the quarter, we strengthened our merchant organization with new personnel, added several high-profile national brands, and increased our digital sales penetration.”

On a full year basis ValueVision’s revenues declined 1% to $558 million, but the Company achieved an increase in gross profit dollars of 2.3% vs. the prior fiscal year. Excluding the Consumer Electronics segment, FY ’11 revenues would have risen 4% over FY ’10 using the same measure. The Company reported Adjusted EBITDA of $1.0 million, a net loss of $48.1 million, and a net loss per share of $1.03 for the full year 2011. ValueVision ended the year with $35 million in cash and cash equivalents, including restricted cash, compared to the ending third quarter balance of $32.7 million.

ValueVision EVP & CFO William McGrath, stated, “Throughout 2011, we were able to strengthen our balance sheet. This process continued into the first quarter of 2012 as we secured a new $40 million credit facility. The expanded credit facility affords us added liquidity and more favorable terms, which combined with our continued focus on operational efficiency, puts us in a better position to meet our future working capital needs.”

Mr. McGrath added, “As previously announced, we also made progress in optimizing our TV distribution platform. Subsequent to year-end, three distribution agreements were renewed, representing over 50% of ShopNBC's 81 million households. Two agreements were one-year extensions at comparable rates but with improvement in channel positioning. The third agreement was the early renewal of our largest TV distribution agreement. This renewal is expected to provide approximately $15 million in annual cost savings beginning January 2013, along with increased exposure via a second channel, also starting in January 2013.”

Conference Call / Webcast Today, Thursday, March 15 at 11am ET:

Webcast/Replay:	http://www.media-server.com/m/p/e28y528k
Telephone:	866-831-6162; Passcode: 59813653

Adjusted EBITDA
EBITDA represents net loss for the respective periods excluding depreciation and amortization expense, interest income (expense) and income taxes. The company defines Adjusted EBITDA as EBITDA excluding debt extinguishment, non-operating gains (losses); non-cash impairment charges and write-downs; restructuring; and non-cash share-based compensation expense. The company has included the term “Adjusted EBITDA” in our EBITDA reconciliation in order to adequately assess the operating performance of our ”core” television and internet businesses and in order to maintain comparability to our analyst's coverage and financial guidance, when given. Management believes that Adjusted EBITDA allows investors to make a more meaningful comparison between our core business operating results over different periods of time with those of other similar companies. In addition, management uses Adjusted EBITDA as a metric measure to evaluate operating performance under its management and executive incentive compensation programs. Adjusted EBITDA should not be construed as an alternative to operating income (loss), net income (loss) or to cash flows from operating activities as determined in accordance with generally accepted accounting principles and should not be construed as a measure of liquidity. Adjusted EBITDA may not be comparable to similarly entitled measures reported by other companies. The company has included a reconciliation of Adjusted EBITDA to net loss, its most directly comparable GAAP financial measure, in this release.

About ValueVision Media/ShopNBC
ValueVision Media, Inc. operates ShopNBC, a multichannel electronic retailer that enables customers to interact and shop via TV, Internet, mobile devices, Facebook, Twitter and YouTube. The ShopNBC television network reaches over 81 million cable and satellite homes, in addition to live nationwide streaming at www.shopnbc.com and iPhone and Android devices. ShopNBC merchandise is focused on the categories of home, consumer electronics, health, fitness, beauty, fashion, accessories, jewelry and watches. Please visit the company's investor relations website at www.shopnbc.com/ir for this and other company information.

Forward-Looking Information
This release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements contained herein that are not statements of historical fact may be deemed forward-looking statements.  These statements are based on management's current expectations and accordingly are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained herein due to various important factors, including (but not limited to): consumer preferences, spending and debt levels; interest rates; competitive pressures on sales, pricing and gross profit margins; the level of cable and satellite distribution for the company's programming and the fees associated therewith; the Company’s ability to successfully execute the rebuilding strategy; the ability to achieve the most effective product category mixes to maximize sales and margin objectives; the success of the company's e-commerce and new sales initiatives; the success of its strategic alliances and relationships; the ability of the company to manage its operating expenses successfully; working capital levels; the ability of the Company to successfully manage the ValuePay program; the ability of the Company to establish and maintain acceptable commercial terms with third party vendors and other third parties with whom the Company has contractual relationships, and to successfully manage key vendor relationships; changes in governmental or regulatory requirements; litigation or governmental proceedings affecting the company's operations; and the ability of the company to obtain and retain key executives and employees. More detailed information about those factors is set forth in the company's filings with the Securities and Exchange Commission, including the company's annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this announcement. The company is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Contact:
Investor / Media Relations:	Investors:
Anthony Giombetti	Norberto Aja, David Collins, Jennifer Neuman
ValueVision Media, Inc.	Jaffoni & Collins
agiombetti@shopnbc.com	vvtv@jcir.com
(612) 308-1190	(212) 835-8500

(tables follow)

VALUEVISION MEDIA, INC.
AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands except share and per share data)

	January 28,	January 29,
	2012	2011
	(Unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$32,957	$46,471
Restricted cash and investments	2,100	4,961
Accounts receivable, net	80,274	90,183
Inventories	43,476	39,800
Prepaid expenses and other	4,464	3,942
Total current assets	163,271	185,357

Property and equipment, net	27,992	25,775
FCC broadcasting license	23,111	23,111
NBC Trademark License Agreement, net	1,215	928
Other Assets	2,871	3,188
	$218,460	$238,359

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$53,437	$58,310
Accrued liabilities	37,842	43,405
Current portion of accrued dividends	-	1,355
Deferred revenue	85	728
Total current liabilities	91,364	103,798

Deferred revenue	507	425
Long Term Payable	-	4,894
Term Loan	25,000	25,000
Accrued Dividends - Series B Preferred Stock	-	6,491
Series B Mandatorily Redeemable Preferred Stock
$.01 par value, 4,929,266 shares authorized; 0 and 4,929,266 shares issued and outstanding	-	14,599
Total liabilities	116,871	155,207

Commitments and Contingencies

Shareholders' equity:
Common stock, $.01 par value, 100,000,000 shares authorized; 48,560,205 and 37,781,688 shares issued and outstanding	486	378
Warrants to purchase 6,007,372 shares of common stock	567	602
Additional paid-in capital	403,849	337,421
Accumulated deficit	(303,313)	(255,249)
Total shareholders' equity	101,589	83,152
	$218,460	$238,359

VALUEVISION MEDIA, INC.
 AND SUBSIDIARIES
 CONSOLIDATED STATEMENTS OF OPERATIONS
 (In thousands, except share and per share data)
 (Unaudited)

	For the Three Month Periods Ended		For the Twelve Month Periods Ended
	January 28,	January 29,	January 28,	January 29,
	2012	2011	2012	2011

Net sales	$147,537	$178,836	$558,394	$562,273
Cost of sales	98,344	119,250	354,299	362,744
Gross profit	49,193	59,586	204,095	199,529
Margin %	33.3%	33.3%	36.6%	35.5%

Operating expense:
Distribution and selling	48,447	47,682	188,813	181,536
General and administrative	4,746	5,164	19,542	19,171
Depreciation and amortization	3,300	2,943	12,578	13,158
Restructuring costs	-	292	-	1,130
Total operating expense	56,493	56,081	220,933	214,995

Operating income (loss)	(7,300)	3,505	(16,838)	(15,466)

Other income (expense):
Interest income	3	-	64	51
Interest expense	(999)	(3,646)	(5,527)	(9,795)
Debt extinguishment	-	(1,235)	(25,679)	(1,235)
Total other expense	(996)	(4,881)	(31,142)	(10,979)

Loss before income taxes	(8,296)	(1,376)	(47,980)	(26,445)

Income tax (provision) benefit	(32)	(14)	(84)	577

Net loss	$(8,328)	$(1,390)	$(48,064)	$(25,868)

Net loss per common share	$(0.17)	$(0.04)	$(1.03)	$(0.78)

Net loss per common share - assuming dilution	$(0.17)	$(0.04)	$(1.03)	$(0.78)

Weighted average number of common shares outstanding:
Basic	48,546,447	35,140,671	46,451,262	33,326,200
Diluted	48,546,447	35,140,671	46,451,262	33,326,200

VALUEVISION MEDIA, INC.
AND SUBSIDIARIES

Reconciliation of Adjusted EBITDA to Net Loss:

	For the Three Month Periods Ended		For the Twelve Month Periods Ended
	January 28,	January 29,	January 28,	January 29,
	2012	2011	2012	2011

Adjusted EBITDA (000's)	$(2,681)	$8,046	$996	$2,351
Less:
Debt extinguishment	-	(1,235)	(25,679)	(1,235)
Restructuring costs	-	(292)	-	(1,130)
Non-cash share-based compensation	(1,270)	(1,236)	(5,007)	(3,350)
EBITDA (as defined) (a)	(3,951)	5,283	(29,690)	(3,364)

A reconciliation of EBITDA to net loss is as follows:

EBITDA (as defined) (a)	(3,951)	5,283	(29,690)	(3,364)
Adjustments:
Depreciation and amortization	(3,349)	(3,013)	(12,827)	(13,337)
Interest income	3	-	64	51
Interest expense	(999)	(3,646)	(5,527)	(9,795)
Income taxes	(32)	(14)	(84)	577
Net loss	$(8,328)	$(1,390)	$(48,064)	$(25,868)

(a)   EBITDA as defined for this statistical presentation represents net income (loss) for the respective periods excluding depreciation and amortization expense, interest income (expense) and income taxes.  The Company defines Adjusted EBITDA as EBITDA excluding debt extinguishment, non-operating gains (losses); non-cash impairment charges and writedowns, restructuring costs; and non-cash share-based compensation expense.

Management has included the term Adjusted EBITDA in its EBITDA reconciliation in order to adequately assess the operating performance of the Company's "core" television and Internet businesses and in order to maintain comparability to its analyst's coverage and financial guidance, when given.  Management believes that Adjusted EBITDA allows investors to make a more meaningful comparison between our core business operating results over different periods of time with those of other similar companies.  In addition, management uses Adjusted EBITDA as a metric measure to evaluate operating performance under its management and executive incentive compensation programs.  Adjusted EBITDA should not be construed as an alternative to operating income (loss), net income (loss) or to cash flows from operating activities as determined in accordance with GAAP and should not be construed as a measure of liquidity.  Adjusted EBITDA may not be comparable to similarly entitled measures reported by other companies.

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